United States securities and exchange commission logo





                          March 23, 2021

       Rajeev Singh
       Chief Executive Officer
       Accolade, Inc.
       1201 Third Avenue, Suite 1700
       Seattle, WA 98101

                                                        Re: Accolade, Inc.
                                                            Registration
Statement on Form S-1
                                                            Filed March 15,
2021
                                                            File No. 333-254291

       Dear Mr. Singh:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Scott
Anderegg at 202-551-3342 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Trade & Services